Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260580

PROSPECTUS

Ecolab Inc.

Offer to Exchange

Up to $684,751,000 aggregate principal amount of new 2.750% Notes due 2055 registered under the
Securities Act of 1933
for any and all outstanding unregistered 2.750% Notes due 2055

Ecolab Inc. is offering to exchange new registered 2.750% Notes due 2055 (the “Exchange Notes”) for its outstanding unregistered 2.750% Notes due 2055 (the “Original Notes”). The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights and related special interest provisions applicable to the Original Notes do not apply to the Exchange Notes. Interest on the Exchange Notes will accrue from the date of original issuance of the Original Notes or from the most recent date on which interest on the Original Notes has been paid, whichever is later, and will be payable semi-annually in arrears on February 18 and August 18 of each year, beginning February 18, 2022. We will deem the right to receive any interest accrued but unpaid on the Original Notes waived by you if we accept your Original Notes for exchange. Accordingly, holders whose tenders are accepted for exchange will not receive any payment in respect of accrued interest on such Original Notes, unless the record date for any such interest payment occurs before the completion of the Exchange Offer. We refer to this offer as the “Exchange Offer.” For a more detailed description of the Exchange Notes, see “Description of the Exchange Notes.”

The Original Notes are, and the Exchange Notes will be, our senior unsecured obligations and will rank equally in right of payment with all of our other senior indebtedness from time to time outstanding. The Original Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We are not asking you for a proxy and you are requested not to send us a proxy. You do not have dissenters’ rights of appraisal in connection with the Exchange Offer. See “Description of the Exchange Offer—Absence of Dissenters’ Rights of Appraisal.”

No public market currently exists for the Original Notes and we cannot assure you that any public market for the Exchange Notes will develop. The Exchange Notes will not be listed on any national securities exchange.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer will be deemed to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

We have agreed that, for a period of 90 days after the Expiration Date (as defined herein), we will use commercially reasonable efforts to make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Holders may withdraw their tendered Original Notes at any time at or prior to the Expiration Date. The Exchange Offer will expire at 11:59 p.m., New York City time, on December 7, 2021, unless extended or earlier terminated by us (such date, as the same may be extended or earlier terminated, the “Expiration Date”). The Exchange Offer is subject to customary conditions discussed under “Description of the Exchange Offer—Conditions to the Exchange Offer.”

Investing in the Exchange Notes involves risks. See “Risk Factors” beginning on page 17 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference herein, and on page 11 of this prospectus, to read about factors you should consider before investing in the Exchange Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 8, 2021.

ABOUT THIS PROSPECTUS

No person is authorized to give any information or make any representations other than those contained or incorporated by reference into this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus, nor any exchange made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus, or that the information contained in or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

In making an investment decision regarding the Exchange Notes, you must rely on your own examination of our company, the terms of the Exchange Notes, the terms of the Original Notes and the terms of the Exchange Offer, including the merits and risks involved. You should not construe anything in this prospectus as legal, business or tax advice. You should consult your own advisors as needed to determine whether you are legally permitted to participate in the Exchange Offer and to invest in the Exchange Notes under applicable legal investment or similar laws or regulations.

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All these summaries are subject to and qualified in their entirety by such reference. Copies of documents referred to in this prospectus will be made available to you upon request to us. See “Where You Can Find More Information.”

No letter of transmittal will be used in connection with the Exchange Offer, and there are no guaranteed delivery provisions provided for in conjunction with the Exchange Offer under the terms of this prospectus. Tendering holders must tender their Original Notes in accordance with the procedures set forth under “Description of the Exchange Offer—Procedures for Tendering Original Notes.”

The distribution of this prospectus and the Exchange Offer in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer, solicitation or an invitation by, or on behalf of, us to participate in the Exchange Offer, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated herein by reference, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Additionally, we or our representatives may, from time to time, make other written or verbal forward-looking statements. In this prospectus, and the documents incorporated by reference herein, we discuss expectations regarding our business, financial condition and results of operations. Without limiting the foregoing, words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project” (including the negative or variations thereof) or similar terminology, generally identify forward-looking statements. Forward-looking statements may also represent challenging goals for us. These statements, which represent our expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such forward-looking statements. In particular, the effects of the COVID-19 pandemic depend on numerous factors, including the severity of the disease, the duration of the outbreak, the distribution and efficacy of vaccines, the likelihood of a resurgence of the outbreak, including as a result of emerging variants, actions that may be taken by governmental authorities intended to minimize the spread of the pandemic, including vaccination mandates, or to stimulate the economy and other unintended consequences. Further, the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. We caution that undue reliance should not be placed on such forward-looking statements, which speak only as of the date made.

Some of the factors which could cause results to differ materially from those expressed in any forward-looking statements are discussed in “Risk Factors” in this prospectus, in Item 1A, entitled “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2020, in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021, which are incorporated by reference herein, and in our other public filings with the SEC and include the effects and duration of the COVID-19 pandemic, including the impact of vaccination mandates; the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; information technology infrastructure failures or breaches in data security; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change; our ability to successfully compete with respect to value, innovation and customer support; exposure to global economic, political and legal risks related to our international operations; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers or vendors; the costs and effects of complying with laws and regulations, including those relating to the environment, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. There can be no assurances that our earnings levels will meet investors’ expectations.

You should carefully consider all of the information in or incorporated by reference into this prospectus prior to participating in the Exchange Offer. Except as may be required under applicable law, we do not undertake, and expressly disclaim, any duty to update our forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers, including Ecolab, that file electronically with the SEC at http://www.sec.gov.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to documents that we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Information that we file subsequent to the date of this prospectus with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this prospectus and prior to the Expiration Date:

●	our Annual Report on Form 10-K for the year ended December 31, 2020;
●	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021; and
●	our Current Reports on Form 8-K filed on January 5, 2021, February 16, 2021 (Item 2.05 only), April 20, 2021, May 7, 2021, August 5, 2021, August 10, 2021, August 19, 2021, August 24, 2021 and October 28, 2021.

We do not incorporate by reference into this prospectus any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings, unless specifically stated otherwise. You may obtain copies, without charge, of documents incorporated by reference in this prospectus by requesting them in writing or orally. To receive any such copy, call or write:

Ecolab Inc.
1 Ecolab Place
St. Paul, Minnesota 55102
Attn: Corporate Secretary
1-800-232-6522

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.ecolab.com/investor as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings.

SUMMARY

This summary highlights selected information contained in, or incorporated by reference into this prospectus. It does not contain all of the information that may be important to you in making a decision whether or not to participate in the Exchange Offer. We encourage you to read the entire prospectus and the documents filed with the SEC that are incorporated by reference herein before participating in the Exchange Offer. You should also carefully consider the matters discussed in the section entitled “Risk Factors” in Item 1A of Ecolab’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021, which are incorporated by reference into this prospectus. Unless explicitly stated to the contrary or the context requires otherwise, references in this prospectus to “we,” “us” and “Ecolab” refer to Ecolab Inc. and its subsidiaries.

Ecolab’s Business

Ecolab is a global leader in water, hygiene and infection prevention solutions and services. We deliver comprehensive solutions, data-driven insights and personalized service to advance food safety, maintain clean and safe environments, optimize water and energy use, and improve operational efficiencies and sustainability for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries. Our cleaning and sanitizing programs and products, and pest elimination services support customers in the foodservice, food and beverage processing, hospitality, healthcare, government and education, retail, textile care and commercial facilities management sectors. Our products and technologies are also used in water treatment, pollution control, energy conservation, oil refining, primary metals manufacturing, papermaking, mining and other industrial processes.

Corporation Information

Our principal executive offices are located at 1 Ecolab Place, St. Paul, Minnesota 55102. Our telephone number at our principal executive offices is 1-800-232-6522. Our Internet website address is www.ecolab.com. The information contained on our website is not incorporated by reference into this prospectus. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “ECL.”

The Exchange Offer

The following summary contains basic information about the Exchange Offer. For a more complete description of the terms of the Exchange Offer, see “Description of the Exchange Offer.”

The Exchange Offer

We are offering to exchange the Exchange Notes, which have been registered under the Securities Act, for a like principal amount of the outstanding unregistered Original Notes. The Original Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the Exchange Offer” for more information on the terms of the Exchange Offer.

Purpose of the Exchange Offer	The purpose of the Exchange Offer is to satisfy our obligations under a registration rights agreement, dated as of August 18, 2021 (the “Registration Rights Agreement”).
Resale of Exchange Notes

We have not entered into any arrangement or understanding with any person to distribute the Exchange Notes to be received in the Exchange Offer and, to the best of our information and belief, each person that will participate in the Exchange Offer will acquire the Exchange Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be received in the Exchange Offer.

Based upon the position of the staff of the SEC as described in previous no-action letters and subject to the immediately following sentence, we believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you will be deemed to acknowledge in writing at the time of the consummation of the Exchange Offer that:

●
you are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;
●
you are acquiring the Exchange Notes in the ordinary course of your business;
●
you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and
●
you are not our “affiliate” as defined under Rule 405 of the Securities Act.

However, any purchaser of Exchange Notes who is an affiliate of ours or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Consequences If You Do Not Exchange Your Original Notes

Original Notes that are not tendered in the Exchange Offer or are not accepted for exchange will continue to bear legends restricting their transfers. You will not be able to offer or sell such Original Notes unless:

●
you are able to rely on an exemption from the requirements of the Securities Act, or
●
the Original Notes are registered under the Securities Act.

To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for any remaining Original Notes may (and likely will) be adversely affected. See “Risk Factors—Risks Relating to the Exchange Offer—The Exchange Offer could result in reduced liquidity for the Original Notes that are not exchanged.”

After the Exchange Offer is complete, you will not have any further rights under the Registration Rights Agreement, including any right to require us to register any outstanding Original Notes that you do not exchange (except under limited circumstances).

Accrued and Unpaid Interest

The Exchange Notes will bear interest from the date of original issuance of the Original Notes or from the most recent date on which interest on the Original Notes has been paid, whichever is later. If your Original Notes are accepted for exchange, you will receive interest on the corresponding Exchange Notes and not on the Original Notes. Any Original Notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the Exchange Offer

The Exchange Offer is subject to customary conditions described in “Description of the Exchange Offer—Conditions to the Exchange Offer,” including, among other things, the condition that no stop order has been issued for the registration statement of which this prospectus forms a part, or any proceedings for that purpose, and that there shall not have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs.

Extension; Waiver and Amendments

Subject to applicable law, we reserve the right to (i) extend the Exchange Offer; (ii) waive any and all conditions to or amend the Exchange Offer in any respect (except as to the condition that the registration statement of which this prospectus forms a part not being subject to a stop order or any proceedings for that purpose, which condition we cannot waive); or (iii) terminate the Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “Description of the Exchange Offer—Expiration Date; Extension; Termination; Amendment.”

Expiration Date

The Expiration Date of the Exchange Offer will be 11:59 p.m., New York City time, on December 7, 2021, unless extended or earlier terminated by us. The term “Expiration Date” means such date and time or, if we extend the Exchange Offer, the latest date and time to which we extend the Exchange Offer.

Settlement Date	The settlement of the Exchange Offer will occur promptly following the Expiration Date.
Withdrawal Rights; Non-Acceptance

You may withdraw your tender of Original Notes at any time prior to the Expiration Date. In the event that tendered Original Notes are not withdrawn and not accepted by us for exchange, such Original Notes will be promptly returned to such holders or credited to such holders’ Depository Trust Company (“DTC”) account in the same manner as tendered to us, unless a holder has indicated other delivery instructions in the related computer-generated message. See “Description of the Exchange Offer—Withdrawal of Tenders” and “Description of the Exchange Offer—Terms of the Exchange Offer.”

Procedures for Tendering Original Notes

You may tender your Original Notes by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) as described under “Description of the Exchange Offer—Procedures for Tendering Original Notes.”

For further information, call the Exchange Agent at the telephone numbers set forth on the back cover page of this prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

If you are a beneficial owner of Original Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your Original Notes in order to participate in the Exchange Offer, you should contact your intermediary entity promptly and instruct it to tender the Original Notes on your behalf. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender Original Notes on your behalf at or prior to the Expiration Date in accordance with the terms of the Exchange Offer. See “Description of the Exchange Offer—Procedures for Tendering Original Notes.”

If you are a beneficial owner of Original Notes through Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking S.A. (“Clearstream”) and wish to tender your Original Notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered Original Notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear or Clearstream directly to ascertain their procedures for tendering Original Notes.

Absence of Dissenters’ Rights of Appraisal	You do not have dissenters’ rights of appraisal with respect to the Exchange Offer. See “Description of the Exchange Offer—Absence of Dissenters’ Rights of Appraisal.”

Certain U.S. Federal Income Tax Considerations

The exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer generally should not constitute a taxable exchange of the Original Notes for U.S. federal income tax purposes and a holder should not recognize any taxable income, gain or loss upon the receipt of Exchange Notes pursuant to the Exchange Offer. Immediately after the exchange, a holder should have the same adjusted tax basis and holding period in each Exchange Note received as such holder had immediately prior to the exchange in the corresponding Original Note surrendered. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes in connection with the Exchange Offer. See “Use of Proceeds.”
Exchange Agent

D.F. King & Co., Inc. is the exchange agent (the “Exchange Agent”) for the Exchange Offer. The address and telephone numbers of D.F. King & Co., Inc. are listed on the back cover page of this prospectus.

The Exchange Notes

The following summary describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. This summary does not contain all the information that may be important to you. For a more complete understanding of the Exchange Notes, see “Description of the Exchange Notes” in this prospectus. In this section, “Ecolab,” “we,” “us,” and “our” are references to Ecolab Inc. and not to any of its subsidiaries.

Issuer	Ecolab Inc.
Exchange Notes

The terms of the Original Notes and the Exchange Notes are identical, except the Exchange Notes offered in the Exchange Offer:

●
will have been registered under the Securities Act;
●
will not have transfer restrictions and registration rights that relate to the Original Notes; and
●
will not have rights relating to the payment of additional interest to holders of Original Notes if we fail to timely commence and complete the Exchange Offer.

Securities Offered	Up to $684,751,000 aggregate principal amount of 2.750% notes due 2055 (the “Exchange Notes”).
Maturity	The Exchange Notes will mature on August 18, 2055.
Interest

The interest rate per annum on the Exchange Notes will be 2.750%. Interest on the Exchange Notes will be payable semi-annually in arrears on February 18 and August 18 of each year, beginning February 18, 2022.

Optional Redemption	We may at our option redeem the Exchange Notes, at any time in whole or from time to time in part, at the redemption price described under “Description of the Exchange Notes—Optional Redemption.”
Offer to Repurchase upon a Change of Control Repurchase Event

If we experience a “Change of Control Repurchase Event” (as defined in this prospectus), unless we have exercised our option to redeem the Exchange Notes in whole, we will be required to offer to purchase the Exchange Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Exchange Notes—Offer to Repurchase upon a Change of Control Repurchase Event.”

Ranking

The Exchange Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior indebtedness. The Exchange Notes will be effectively junior to any existing or future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness.

As a holding company, our cash flow and our ability to pay our debt depends, in part, on the amount of cash that we receive from our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the Exchange Notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. As of September 30, 2021, we had approximately $6.0 billion of indebtedness outstanding on a consolidated basis, of which $20.0 million of subsidiary indebtedness would be structurally senior to the Exchange Notes.

Restrictive Covenants

The indenture governing the Exchange Notes contains certain restrictions, including restricting our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly restricted. See “Description of the Exchange Notes—Certain Covenants of the Company.”

Form and Denomination

We will issue the Exchange Notes in the form of one or more fully registered global notes registered in the name of the nominee of DTC. Beneficial interests in the Exchange Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream and Euroclear will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus, owners of beneficial interests in the Exchange Notes will not be entitled to have the Exchange Notes registered in their names, will not receive or be entitled to receive Exchange Notes in definitive form and will not be considered holders of the Exchange Notes under the indenture. The Exchange Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the Exchange Notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the Exchange Notes.
Trustee	Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N. A.
Governing Law	State of New York.

RISK FACTORS

You should carefully consider the following risk factors, the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021, and the other information included in or incorporated by reference into this prospectus, before investing in the Exchange Notes. These risks and uncertainties are not the only ones facing us. There may be other risks that a prospective investor should consider that are relevant to such investor’s own particular circumstances or generally.

Risks Related to the Exchange Offer

The consummation of the Exchange Offer may be delayed or may not occur.

We are not obligated to complete the Exchange Offer. Consummation of the Exchange Offer is subject to the satisfaction of certain conditions, discussed under “Description of the Exchange Offer—Conditions to the Exchange Offer.” Even if the Exchange Offer is completed, it may not be completed on the schedule or on the terms and conditions described in this prospectus. Accordingly, holders participating in the Exchange Offer may have to wait longer than expected to receive their Exchange Notes, during which time those holders of Original Notes will not be able to effect transfers of their Original Notes validly tendered and not validly withdrawn in the Exchange Offer.

The Exchange Offer could result in reduced liquidity for the Original Notes that are not exchanged.

Any of the Original Notes that are not tendered to us or are not accepted for exchange will, following the Exchange Offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offer only following the satisfaction of the procedures and conditions set forth in “Description of the Exchange Offer—Conditions to the Exchange Offer” and “Description of the Exchange Offer—Procedures for Tendering Original Notes.” These procedures and conditions include timely receipt by the Exchange Agent of confirmation of book-entry transfer of such Original Notes and of an agent’s message from DTC. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Additionally, we are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange.

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the Exchange Offer will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Original Notes outstanding. Following the Exchange Offer, if you do not tender your Original Notes, you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

You should not tender any Original Notes that you do not wish to be accepted for exchange by us.

Any Original Notes tendered in the Exchange Offer that are not validly withdrawn at or prior to 11:59 p.m., New York City time, on December 7, 2021, unless extended in our sole discretion, may not be withdrawn thereafter. See “Description of the Exchange Offer—Withdrawal of Tenders.” Accordingly, you should not tender any Original Notes that you do not wish to be accepted for exchange by us. In addition, except as required by law, we may extend or otherwise amend the Expiration Date without reinstating withdrawal rights.

The consideration to be received in the Exchange Offer does not reflect any fairness valuation.

Our Board of Directors has made no determination that the consideration to be received in the Exchange Offer represents a fair valuation of either the Original Notes or the Exchange Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of the Original Notes.

Risks Related to the Exchange Notes

The Exchange Notes are our senior unsecured obligations and structurally subordinated to the existing and future liabilities of our subsidiaries.

The Exchange Notes are our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future senior and unsubordinated obligations. The Exchange Notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the Exchange Notes with respect to those assets.

We are a holding company and our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the Exchange Notes or to provide us with funds to meet our payment obligations on the Exchange Notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the Exchange Notes to participate in those assets, will be structurally subordinated to the claims of such subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior in right of payment to that held by us. As of September 30, 2021, we had approximately $6.0 billion of indebtedness outstanding on a consolidated basis, of which $20.0 million of subsidiary indebtedness would be structurally senior to the Exchange Notes.

Negative covenants in the indenture will have a limited effect.

The indenture governing the Exchange Notes contains only limited negative covenants that apply to us and certain of our subsidiaries. These covenants do not limit the amount of additional debt that we may incur and do not require us to maintain any financial ratios or specific levels of worth, revenues, income, cash flow or liquidity. Accordingly, the indenture does not protect holders of the Exchange Notes in the event we experience significant adverse changes in our financial condition or results of operations. In light of the limited negative covenants applicable to the Exchange Notes, holders of the Exchange Notes may be structurally or contractually subordinated to new lenders.

Our credit ratings may not reflect all risks of your investments in the Exchange Notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Exchange Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Exchange Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell your Exchange Notes or to sell your Exchange Notes at a price that you deem sufficient.

The Exchange Notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the Exchange Notes on any national securities exchange. Accordingly, there can be no assurances that an active trading market will develop upon completion of the Exchange Offer or, if it develops, that such market will be sustained, or as to the liquidity of any market. If an active trading market does not develop or is not sustained, the market price and the liquidity of the Exchange Notes may be adversely affected. In addition, the liquidity of the trading market for the Exchange Notes, if it develops, and the market price quoted for the Exchange

Notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

We may not be able to repurchase the Exchange Notes upon a Change of Control.

Upon the occurrence of a Change of Control Repurchase Event, each holder of Exchange Notes will have the right to require us to repurchase all or any part of such holder’s Exchange Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase. The terms of our existing credit facilities and other financing arrangements may require repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of the Exchange Notes in certain circumstances. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the Exchange Notes. Our failure to repurchase the Exchange Notes as required under the indenture governing the Exchange Notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the Exchange Notes.

We may repurchase any Original Notes that are not accepted for purchase and exchanged in the Exchange Offer in future transactions on terms that are more favorable to the holders of the Original Notes than the terms of the Exchange Offer.

We may, from time to time after completion of the Exchange Offer, purchase additional Original Notes in the open market, in privately negotiated transactions, through tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to holders of Original Notes than the terms of the Exchange Offer. Any future purchases or exchanges by us will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we may choose to pursue in the future.

Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your Original Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their Exchange Notes.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled.

DESCRIPTION OF THE EXCHANGE OFFER

Purpose of the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus, the opportunity to exchange 2.750% notes due 2055, which have been registered under the Securities Act and which we refer to as the “Exchange Notes,” for our outstanding 2.750% notes due 2055, which have not been so registered and which we refer to as the “Original Notes.” We refer to this exchange offer as the “Exchange Offer.”

On August 18, 2021, Ecolab issued $300,000,000 in aggregate principal amount of Original Notes. Subsequently, Ecolab issued an additional $382,764,000 aggregate principal amount of Original Notes on August 24, 2021 and an additional $1,987,000 aggregate principal amount of Original Notes on September 8, 2021 in connection with previous exchange offers to exchange up to $500,000,000 aggregate principal amount of its outstanding 5.500% notes due 2041, 3.950% notes due 2047, 3.700% notes due 2046 and 4.800%.

In connection with the issuance of the Original Notes and the previous exchange offers, Ecolab entered into the Registration Rights Agreement, with J.P. Morgan Securities LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, BofA Securities, Inc., Citigroup Global Markets Inc. and MUFG Securities Americas Inc., as representatives of the several initial purchasers under the offering of the Original Notes and/or dealer managers under the previous exchange offers. Under the Registration Rights Agreement, we agreed to file and to use our commercially reasonable efforts to have declared effective the exchange offer registration statement under the Securities Act within 270 days after the date of original issue of the Original Notes and to consummate the Exchange Offer.

We are making the Exchange Offer in reliance on the position of the SEC as set forth in Exxon Capital Holdings Corporation and similar no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of Exchange Notes who is not our “affiliate” within the meaning of Rule 405 of the Securities Act and who exchanges Original Notes for Exchange Notes in the Exchange Offer generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

Any holder of the Original Notes using the Exchange Offer to participate in a distribution of Exchange Notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See “Plan of Distribution.” You may not participate in the Exchange Offer if you are a broker-dealer tendering Original Notes that you acquired directly from us for your own account.

Except as set forth in this prospectus, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

The Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance of them would not be in compliance with the securities or blue sky laws of such jurisdiction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, shall be deemed to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date, we will use commercially reasonable efforts to make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Resale of Exchange Notes

We have not entered into any arrangement or understanding with any person to distribute the Exchange Notes to be received in the Exchange Offer and, to the best of our information and belief, each person that will participate in the Exchange Offer will acquire the Exchange Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be received in the Exchange Offer.

Based upon the position of the staff of the SEC as described in previous no-action letters and subject to the immediately following sentence, we believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you will be deemed to acknowledge in writing at the time of the consummation of the Exchange Offer that:

●	you are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;
●	you are acquiring the Exchange Notes in the ordinary course of your business;
●	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and
●	you are not our “affiliate” as defined under Rule 405 of the Securities Act.

However, any purchaser of Exchange Notes who is an affiliate of ours or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

With regard to broker-dealers, any broker-dealer who holds any Original Notes acquired for its own account as a result of market-making activities or other trading activities may participate in the Exchange Offer so long as the broker-dealer has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the Exchange Notes.

Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

Terms of the Exchange Offer

Based on the terms and subject to the conditions of the Exchange Offer, we will accept any and all Original Notes validly tendered prior to 11:59 p.m., New York City time, on the Expiration Date for the Exchange Offer. Subject to the minimum denomination requirements of the Exchange Notes, we will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes validly tendered pursuant to the Exchange Offer on or before the Expiration Date and not validly withdrawn. Holders may tender some or all of the Original Notes pursuant to the Exchange Offer. However, Original Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Promptly after the Expiration Date (unless extended as described in this prospectus), we will issue an aggregate principal amount of up to $684,751,000 of Exchange Notes for a like principal amount of outstanding Original Notes tendered and accepted in connection with the Exchange Offer. The Exchange Notes issued in connection with the Exchange Offer will be delivered promptly after the Expiration Date.

The terms of the Exchange Notes will be substantially identical to the terms of the Original Notes, except that:

●	the offer and sale of the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer of the Exchange Notes; and
●	holders of the Exchange Notes will not be entitled to any rights under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer, or to the additional interest provisions of the Registration Rights Agreement.

The Exchange Notes will evidence the same debt as the Original Notes and will be issued under the same indenture and be entitled to the same benefits under that indenture as the Original Notes being exchanged. As of the date of this prospectus, $684,751,000 million in aggregate principal amount of the Original Notes is outstanding.

In connection with the issuance of the Original Notes, we arranged for the Original Notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “Description of the Exchange Notes—Book-Entry Delivery and Settlement,” Exchange Notes will be issued in the form of one or more global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Description of the Exchange Notes—Book-Entry Delivery and Settlement.”

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer. Original Notes that are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of our Indenture (as defined below), but certain registration and other rights under the Registration Rights Agreement will terminate and holders of the Original Notes will generally not be entitled to any registration rights under the Registration Rights Agreement. See “—Consequences of Failure to Properly Tender Original Notes in the Exchange Offer.”

We shall be considered to have accepted validly tendered Original Notes if and when we have given oral (to be followed by prompt written notice) or written notice to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder promptly after the Expiration Date for the Exchange Offer.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or transfer taxes on exchange of Original Notes in connection with the Exchange Offer, except as described under “—Fees and Expenses” and “—Transfer Taxes.”

Expiration Date; Extension; Termination; Amendment

The Exchange Offer will remain open for at least 20 full business days. The Expiration Date for the Exchange Offer is 11:59 p.m., New York City time, on December 7, 2021, unless extended by us in our sole discretion, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended.

Subject to applicable law, we reserve the right, in our sole discretion:

●	to delay accepting any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral (to be followed by prompt written notice) or written notice of the delay, extension or termination to the Exchange Agent; or
●	to amend the terms of the Exchange Offer in any manner.

If we amend the Exchange Offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the Exchange Offer for a period of five to ten business days. If we determine to extend, amend or terminate the Exchange Offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

If we delay accepting any Original Notes or terminate the Exchange Offer, we promptly will pay the consideration offered, or return any Original Notes deposited, pursuant to the Exchange Offer as required by Rule 14e-1(c).

Interest on the Exchange Notes

The Exchange Notes will bear interest at the rate of 2.750% per annum from the date of original issuance of the Original Notes or from the most recent date on which interest on the Original Notes has been paid, whichever is later. Interest will be payable semi-annually in arrears on February 18 and August 18 of each year, beginning February 18, 2022.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange, or to exchange any Exchange Notes for, any Original Notes and we may terminate the Exchange Offer or, at our option, modify, extend or otherwise amend the Exchange Offer, if any of the following conditions are not satisfied at or prior to the Expiration Date:

(1)	In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or on of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer by or before any court or governmental regulatory or administrative agency, authority, or tribunal, which either:
●	challenges the making of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer; or
●	in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Ecolab and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to Ecolab of the Exchange Offer or the exchange of Original Notes for Exchange Notes under the Exchange Offer;
(2)	None of the following has occurred:
●	the SEC has issued a stop order which would suspend the effectiveness of the registration statement of which this prospectus forms a part or the qualification of the indenture governing the Exchange Notes under the Trust Indenture Act of 1939;
●	any general suspension of, or limitation on, trading in securities on any United States national securities exchanges or in the over the counter market (whether or not mandatory);

●	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);
●	any material adverse change in the United States’ securities or financial markets generally; or
●	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; and
(3)	The Trustee (as defined below) under the indenture governing the Exchange Notes has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, the Exchange Offer, nor has the Trustee taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and except as set forth below, may be waived by us, in whole or in part in our sole discretion. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding. We may, at our option and in our sole discretion, waive any such conditions except for the condition that the registration statement of which this prospectus forms a part is not subject to a stop order or any proceedings for that purpose.

All conditions to the Exchange Offer must be satisfied or, where permitted, waived, at or by the Expiration Date. In addition, we may in our absolute discretion, subject to applicable law, terminate the Exchange Offer for any other reason.

If any of the foregoing conditions are not satisfied, we may, at any time at or prior to the Expiration Date:

●	terminate the Exchange Offer and promptly return all tendered Original Notes to the respective tendering holders;
●	modify, extend or otherwise amend the Exchange Offer and retain all tendered Original Notes until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or
●	waive the unsatisfied conditions, except for the condition that the registration statement of which this prospectus forms a part is not subject to a stop order or any proceedings for that purpose, with respect to the Exchange Offer and accept all Original Notes tendered and not previously validly withdrawn.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Original Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Exchange Offer described in this prospectus. The participation in the Exchange Offer by a tendering holder of Original Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Original Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Absence of Dissenters’ Rights of Appraisal

Holders of the Original Notes do not have any dissenters’ rights of appraisal in connection with the Exchange Offer.

Procedures for Tendering Original Notes

If you hold Original Notes and wish to have those notes exchanged for Exchange Notes, you must validly tender (or cause the valid tender of) your Original Notes using the procedures described in this prospectus.

The procedures by which you may tender or cause to be tendered Original Notes will depend upon the manner in which you hold the Original Notes, as described below.

If you are a beneficial owner which holds Original Notes through Euroclear or Clearstream and wish to tender your Original Notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered Original Notes in accordance with the procedures established by Euroclear or Clearstream. You are encouraged to contact Euroclear and Clearstream directly to ascertain their procedure for tendering Original Notes.

Original Notes Held with DTC by a DTC Participant

Pursuant to authority granted by DTC, if you are a DTC participant that has Original Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Original Notes as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Original Notes credited to their accounts. Within two business days after the date of this prospectus, the Exchange Agent will establish accounts with respect to the Original Notes at DTC for purposes of the Exchange Offer.

The Original Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Original Notes must continue to hold Original Notes in at least the minimum authorized denomination of $2,000 principal amount.

Any DTC participant may tender Original Notes by effecting a book-entry transfer of the Original Notes to be tendered in the Exchange Offer into the account of the Exchange Agent at DTC and electronically transmitting its acceptance of the Exchange Offer through DTC’s ATOP procedures for transfer before the Expiration Date of the Exchange Offer. No letter of transmittal will be used in connection with the Exchange Offer. The valid electronic transmission of acceptance through ATOP shall constitute delivery of Original Notes in connection with the Exchange Offer.

DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to and received by the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Original Notes that the participant has received and agrees to be bound by the terms of the Exchange Offer and that Ecolab may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the Exchange Offer.

An agent’s message, and any other required documents, must be transmitted to and received by the Exchange Agent prior to the Expiration Date of the Exchange Offer at one of its addresses set forth on the back cover page of this prospectus. Delivery of these documents to Ecolab or DTC does not constitute delivery to the Exchange Agent.

Original Notes Held Through a Nominee by a Beneficial Owner

Currently, all of the Original Notes are held in book-entry form and can only be tendered by following the procedures described under “—Procedures for Tendering Original Notes—Original Notes Held with DTC by a DTC Participant.” However, any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to participate in the Exchange Offer. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender Original Notes on your behalf at or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Exchange Offer. Accordingly, beneficial owners wishing to participate in the Exchange Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Exchange Offer.

Representations, Warranties, Acknowledgements and Undertakings

By tendering Original Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, a tendering holder of Original Notes:

●	acknowledges receipt of this prospectus (as it may be amended or supplemented from time to time), and agrees to all of the terms of the Exchange Offer;
●	understands, acknowledges and agrees that tenders of Original Notes pursuant to the Exchange Offer will, upon Ecolab’s acceptance for exchange of such tendered Original Notes, constitute a binding agreement between such holder and Ecolab upon the terms and subject to the conditions of the Exchange Offer;
●	represents and warrants that such holder has full power and authority to tender, sell, assign and transfer the Original Notes tendered thereby and that Ecolab will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by Ecolab;
●	represents and agrees that such holder is not an “affiliate” of Ecolab or the guarantors, any Exchange Notes to be received by such holder are being acquired in the ordinary course of its business and such holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such Exchange Notes;
●	if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes, it represents that the Original Notes to be exchanged for Exchange Notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act;
●	undertakes, upon request, to execute and deliver any additional documents deemed by Ecolab or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the Original Notes tendered thereby;
●	understands, acknowledges and agrees that all authority herein conferred or agreed to be conferred through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP shall survive the death or incapacity of such holder and any obligation of such holder hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives successors and assigns of such holder;

●	understands, acknowledges and agrees that for purposes of the Exchange Offer, Ecolab shall be deemed to have accepted validly tendered Original Notes when and if Ecolab has given oral (to be followed by prompt written notice) or written notice thereof to the Exchange Agent;
●	understands, acknowledges and agrees that, subject to, and effective upon, the acceptance for exchange of the Original Notes tendered thereby, such holder thereby sells, assigns and transfers to, or upon the order of, Ecolab, all right, title and interest in and to such Original Notes as are being tendered thereby upon the terms and subject to the conditions set forth in this prospectus (as the same may be amended or supplemented from time to time); and
●	understands, acknowledges and agrees that, except as stated in this prospectus in connection with a valid withdrawal, the tender of such holders Original Notes is irrevocable.

Ecolab has agreed that, subject to the provisions of the Registration Rights Agreement, the prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer who acquired the Original Notes for its own account as a result of market making or other trading activities (a “participating broker-dealer”) in connection with resales of Exchange Notes received in exchange for Original Notes, where such Original Notes were acquired by such participating broker-dealer for its own account as a result of market-making activities or other trading activities, for a period ending 90 days after the Expiration Date or, if earlier, when all such Exchange Notes have been disposed of by such participating broker-dealer. In that regard, each participating broker-dealer, by tendering such Original Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, agrees that, upon receipt of notice from Ecolab of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in the prospectus untrue in any material respect or which causes the prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference therein, in light of the circumstances under which they were made, not misleading, or of the occurrence of certain other events specified in the Registration Rights Agreement, such participating broker-dealer will suspend the sale of Exchange Notes pursuant to the prospectus until Ecolab has amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to the participating broker-dealer or Ecolab has given notice that the sale of the Exchange Notes may be resumed, as the case may be. If Ecolab gives such notice to suspend the sale of the Exchange Notes, it shall extend the 90-day period referred to above during which participating broker-dealers are entitled to use the prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when participating broker-dealers shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Exchange Notes or to and including the date on which Ecolab has given notice that the sale of Exchange Notes may be resumed, as the case may be.

By tendering Original Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, a tendering holder of Original Notes also acknowledges that the Exchange Offer is being made by Ecolab based upon Ecolab’s understanding of an interpretation by the staff of the SEC as set forth in no-action letters issued to third parties, that the Exchange Notes issued in exchange for the Original Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that: (1) such holders are not affiliates of Ecolab or the guarantors within the meaning of Rule 405 under the Securities Act; (2) such Exchange Notes are acquired in the ordinary course of such holders’ business; (3) such holders are not engaged in, and do not intend to engage in, a distribution of such Exchange Notes and have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (4) such holders are not broker-dealers tendering Original Notes that have been acquired from Ecolab for their own account. However, the staff of the SEC has not considered the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in other circumstances. If a holder of Original Notes is an affiliate of Ecolab or the guarantors, acquires the Exchange Notes other than in the ordinary course of such holder’s business or is engaged in or intends to engage in a distribution of the Exchange Notes or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

No alternative, conditional, irregular or contingent tenders will be accepted. By tendering Original Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, the tendering holders of Original Notes waive any right to receive any notice of the acceptance for exchange of their Original Notes.

Miscellaneous

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Original Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Original Notes determined by us not to be in proper form or not to be tendered properly or any tendered Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Original Notes, whether or not waived in the case of other Original Notes. Our interpretation of the terms and conditions of the Exchange Offer will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, none of we, the Exchange Agent or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

In addition, we reserve the right, as set forth above under the caption “—Conditions to the Exchange Offer,” to terminate the Exchange Offer. By tendering, each holder represents and acknowledges to us, among other things, that:

●	it has full power and authority to tender, sell, assign and transfer the Original Notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;
●	it has full power and authority to tender, sell, assign and transfer the Original Notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;
●	the Exchange Notes acquired in connection with the Exchange Offer are being obtained in the ordinary course of business of the person receiving the Exchange Notes;
●	at the time of commencement of the Exchange Offer it had no arrangement with any person to participate in a distribution of the Exchange Notes;
●	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of our company; and
●	if the holder is a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes, and that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

No letter of transmittal will be used in connection with the Exchange Offer. The valid electronic transmission of acceptance through ATOP shall constitute delivery of Original Notes in connection with the Exchange Offer. There are no guaranteed delivery procedures for the Exchange Offer.

Withdrawal of Tenders

Tenders of Original Notes in the Exchange Offer may be validly withdrawn at any time prior to the Expiration Date.

Beneficial owners desiring to withdraw a tender of Original Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Original Notes. In order to withdraw Original Notes previously tendered, a DTC participant may, prior to the Expiration Date of the Exchange Offer, withdraw its instruction previously transmitted through ATOP by withdrawing its acceptance through ATOP.

Withdrawal of tenders of Original Notes may not be rescinded, and any Original Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. Validly withdrawn Original Notes may, however, be re-tendered by again following one of the procedures described in “—Procedures for Tendering Original Notes” at or prior to the Expiration Date.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and certain accounting and legal fees.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of Original Notes in the Exchange Offer unless you instruct us to issue Exchange Notes, or request that Original Notes not tendered or accepted in the Exchange Offer be returned, to a person other than the tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offer. Payments made to other third parties will be expensed as incurred in accordance with GAAP.

Consequences of Failure to Properly Tender Original Notes in the Exchange Offer

Issuance of the Exchange Notes in exchange for the Original Notes under the Exchange Offer will be made only after timely receipt by the Exchange Agent of an agent’s message from DTC through ATOP and confirmation of book-entry transfer of such Original Notes, and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate.

In the event the Exchange Offer is completed, we generally will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

●	the remaining Original Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and
●	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the Exchange Offer, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors—Risks Relating to the Exchange Offer—The Exchange Offer could result in reduced liquidity for the Original Notes that are not exchanged.”

DESCRIPTION OF THE EXCHANGE NOTES

The following summary of certain provisions of the indenture and the Exchange Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture and the Exchange Notes, including the definitions therein of certain terms. Whenever particular provisions of or terms defined in the indenture are referred to, such provisions and defined terms are incorporated by reference as part of the statement made. A copy of the base indenture is incorporated by reference as Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2020 and a copy of the supplemental indenture is incorporated by reference as Exhibit 4.2 to our Current Report on Form 8-K filed on August 19, 2021. References under “Description of the Exchange Notes” to “we,” “us,” “our” and the “Company” in this section are only to Ecolab Inc. and not to its subsidiaries.

General

The Exchange Notes will be issued under an indenture dated as of January 12, 2015, between us and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee (the “base indenture”). Certain terms of the Exchange Notes will be contained in a tenth supplemental indenture (the “supplemental indenture” and, together with the base indenture, the “indenture”), between us and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee.

The Exchange Notes will be our senior unsecured obligations and will rank equally in right of payment to our other senior debt from time to time outstanding. The Exchange Notes will be structurally subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of the Exchange Notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will be recognized behind these creditors. The Exchange Notes will be effectively junior to any existing or future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness. As of September 30, 2021, we had approximately $6.0 billion of indebtedness outstanding on a consolidated basis, of which $20.0 million of subsidiary indebtedness would be structurally senior to the Exchange Notes.

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Exchange Notes offered hereby, issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) and ranking equally and ratably with the Exchange Notes offered hereby. Any additional debt securities having such similar terms, together with the Exchange Notes offered hereby, will constitute a single series under the indenture.

The Exchange Notes will be limited to $684,751,000 in aggregate principal amount and will mature on August 18, 2055. The Exchange Notes will bear interest at the rate of 2.750% per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for. We will make interest payments on the Exchange Notes semi-annually in arrears on February 18 and August 18 of each year, beginning February 18, 2022, to the holders of record at the close of business on the immediately preceding February 3 and August 3, respectively (whether or not a business day). Interest on the Exchange Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If an interest payment date, redemption date or the maturity date with respect to the Exchange Notes falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, redemption date or the maturity date, as the case may be, to the date the payment is made. Interest payments for the Exchange Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

As used in this prospectus, a business day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York City or place of payment.

The Exchange Notes will be issued only in fully registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No service charge will be made for any transfer or exchange of the Exchange Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

The Exchange Notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-Entry Delivery and Settlement,” the Exchange Notes will not be issuable in certificated form.

Optional Redemption

We may redeem the Exchange Notes prior to February 18, 2055 (six months prior to their maturity) (the “Par Call Date”), at any time in whole or from time to time in part, in each case at our option, at a redemption price equal to the greater of:

(i)100% of the principal amount of the Exchange Notes to be redeemed on the redemption date; and
(ii)as determined by the Quotation Agent, the sum of the present values of the principal amount of the Exchange Notes to be redeemed and remaining scheduled payments of interest thereon (not including any portion of such payments of interest accrued as of the redemption date) from the redemption date to the Par Call Date, in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points, plus, in each case, accrued and unpaid interest, if any, to but excluding the redemption date.

In addition, we may redeem the Exchange Notes on or after February 18, 2055 (six months prior to their maturity) at any time in whole or from time to time in part, at our option at a redemption price equal to 100% of the principal amount of the Exchange Notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date.

Notwithstanding the foregoing, installments of interest on Exchange Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Exchange Notes and the indenture.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term (as measured from the date of redemption) of the Exchange Notes to be redeemed calculated as if the maturity date of the Exchange Notes were the Par Call Date (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such Exchange Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means any Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that, if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be delivered at least 10 days but not more than 60 days before the redemption date to each registered holder of the Exchange Notes to be redeemed by us or by the trustee on our behalf; provided that notice of redemption may be delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Exchange Notes or a satisfaction and discharge of the Exchange Notes. Once notice of redemption is delivered, the Exchange Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but excluding, the redemption date. We must notify the trustee of the redemption date and of the principal amount of the Exchange Notes to be redeemed at least 45 days prior to the redemption date, unless a shorter period is satisfactory to the trustee.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Exchange Notes or portions thereof called for redemption. On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient, as determined by us, to pay the redemption price of and accrued interest on the Exchange Notes to be redeemed on that date. If less than all of the Exchange Notes are to be redeemed, the Exchange Notes to be redeemed will be selected by lot by the trustee, subject to Applicable Procedures (as defined below) of DTC in the case of Exchange Notes represented by a global security, or by the trustee by a method the trustee deems to be appropriate, in the case of Exchange Notes that are not represented by a global security.

Sinking Fund

The Exchange Notes will not be entitled to any sinking fund.

Offer to Repurchase upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the Exchange Notes in whole as described above, we will make an offer to each holder of Exchange Notes to repurchase all or any part (in integral multiples of $1,000) of such holder’s Exchange Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Exchange Notes repurchased plus any accrued and unpaid interest on the Exchange Notes repurchased to, but excluding, the date of repurchase.

Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the transaction or transactions that constitute or may constitute a Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Exchange Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Exchange Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Exchange Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

●	accept for payment all Exchange Notes or portions of Exchange Notes (in integral multiples of $1,000) properly tendered pursuant to our offer;
●	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Exchange Notes or portions of Exchange Notes properly tendered; and
●	deliver or cause to be delivered to the trustee the Exchange Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of Exchange Notes being repurchased by us.

The paying agent will promptly deliver to each holder of Exchange Notes properly tendered the purchase price for such Exchange Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Exchange Note equal in principal amount to any unpurchased portion of any Exchange Notes surrendered; provided, that each new Exchange Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Exchange Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Exchange Notes properly tendered and not withdrawn under its offer.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Exchange Notes to require us to repurchase the Exchange Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

Definitions

“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer or exchange of or for the beneficial interests in any global note, the rules and procedures of DTC so long as the Exchange Notes are evidenced by such global note that apply to such payment, tender, redemption, transfer or exchange.

“Below Investment Grade Rating Event” means the rating on the Exchange Notes is lowered by each of the Rating Agencies and the Exchange Notes are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Exchange Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;
(2)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or
(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one or more of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company; and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date of the issuance of the Exchange Notes; or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

Under a Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Repurchase Event” that would trigger your right to require us to repurchase the Exchange Notes as described above.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Exchange Notes or fails to make a rating of the Exchange Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants of the Company

You can find the definitions of certain terms used in this section under “—Certain Definitions.”

Restrictions on Liens. The Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for money borrowed (herein referred to as “Debt”) if such Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as a “mortgage”) upon any Operating Property (as defined under “—Certain Definitions” below) of the Company or any Restricted Subsidiary or any shares of stock or Debt of any Restricted Subsidiary, whether owned at the date of the issuance of the Exchange Notes or thereafter acquired, without effectively securing the Exchange Notes equally and ratably with such Debt for at least the period such other Debt is so secured unless, after giving effect thereto, the aggregate amount of all Debt so secured (not including Debt permitted in clauses (1) through (7) in the following sentence), together with all Attributable Debt (as defined under “—Certain Definitions” below) in respect of Sale and Leaseback Transactions involving Operating Properties pursuant to clause (2) under “—Restrictions on Sale and Leaseback Transactions” in existence at such time would not exceed 15% of Consolidated Net Tangible Assets (as defined under “—Certain Definitions” below).

The foregoing restriction does not apply to, and therefore shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by:

(1)	mortgages on Operating Property, shares of stock or Debt of any entity existing at the time such entity becomes a Restricted Subsidiary; provided that such mortgages are not incurred in anticipation of such entity’s becoming a Restricted Subsidiary;
(2)	mortgages on Operating Property, shares of stock or Debt existing at the time of acquisition thereof by the Company or a Restricted Subsidiary or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on Operating Property, shares of stock or Debt to secure any Debt incurred prior to, at the time of, or within 180 days after, the latest of the acquisition thereof or, in the case of Operating Property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such Operating Property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements;
(3)	mortgages to secure Debt owing to the Company or to a Restricted Subsidiary;
(4)	mortgages on Operating Property, shares of stock or Debt existing at the date of the initial issuance of the Exchange Notes;
(5)	mortgages on Operating Property, shares of stock or Debt of a person existing at the time such person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

(6)	mortgages on Operating Property, shares of stock or Debt in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Operating Property subject to such mortgages; or
(7)	extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the foregoing clauses (1) through (6); provided, however, that the principal amount of Debt secured thereby will not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, plus accrued interest and any fees and expenses, including, without limitation, premium or defeasance costs, payable in connection with any such extension, renewal or replacement.

Restrictions on Sale and Leaseback Transactions. Sale and Leaseback Transactions by the Company or any Restricted Subsidiary with a third party of any Operating Property are prohibited (except for temporary leases for a term, including renewals, of not more than 60 months and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) unless the net proceeds of such Sale and Leaseback Transactions are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company) of the Operating Property to be leased and:

(1)	the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled, as described in clauses (1) through (7) of the second paragraph under the caption “—Restrictions on Liens” herein, without equally and ratably securing the Exchange Notes, to issue, assume or guarantee Debt secured by a mortgage on such Operating Property;
(2)	the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transactions (other than such Sale and Leaseback Transactions as are referred to in clause (1) or (3) of this paragraph), plus the aggregate principal amount of Debt secured by mortgages on Operating Properties then outstanding (excluding any such Debt secured by mortgages described in clauses (1) through (7) of the second paragraph under the caption “—Restrictions on Liens” herein) which do not equally and ratably secure the Exchange Notes, would not exceed 15% of Consolidated Net Tangible Assets; or
(3)	the Company, within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Operating Property (as determined in good faith by the Board of Directors of the Company) so sold and leased back at the time of entering into such Sale and Leaseback Transaction to:
(a)	retire (other than any mandatory retirement, mandatory repayment or sinking fund payment or by payment at maturity) Exchange Notes or other Debt of the Company or a Restricted Subsidiary (other than Debt subordinated to the Exchange Notes) having a Stated Maturity (as defined in the indenture) more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application; or
(b)	purchase, construct or develop one or more Operating Properties (other than that involved in such Sale and Leaseback Transaction);

provided that the amount to be so applied pursuant to clause (3) will be reduced by the principal amount of Exchange Notes delivered within 180 days after such sale or transfer to the trustee for retirement and cancellation.

Restricted and Unrestricted Subsidiaries

The restrictive provisions described above under “—Certain Covenants of the Company” are applicable to the Company and its Restricted Subsidiaries and do not apply to Unrestricted Subsidiaries. The assets and liabilities of Unrestricted Subsidiaries are not consolidated with those of the Company and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets under the indenture.

“Unrestricted Subsidiaries” are defined as (1) any Subsidiary substantially all of whose physical properties are located, or substantially all of whose business is carried on, outside the United States and Canada, (2) any finance Subsidiary and (3) any Subsidiary of an Unrestricted Subsidiary. In addition, the Board of Directors may designate any other Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any mortgage on any Operating Property of, the Company or any Restricted Subsidiary of the Company; provided that the Subsidiary to be so designated has total assets at the time of such designation of $5 million or less. “Restricted Subsidiaries” are all Subsidiaries other than Unrestricted Subsidiaries.

The term “Subsidiary” means, among other things, any corporation or other entity of which the Company directly or indirectly owns or controls more than 50% of the total voting power of the shares of capital stock (or equivalent) entitled to vote in the election of directors (or equivalent).

Neither the Company nor any Restricted Subsidiary may transfer an Operating Property or shares of stock or Debt of a Restricted Subsidiary to an Unrestricted Subsidiary.

An Unrestricted Subsidiary may not be designated a Restricted Subsidiary unless, after giving effect thereto, the aggregate amount of all Debt of the Company and its Restricted Subsidiaries secured by mortgages which would otherwise be subject to the restrictions described under “—Certain Covenants of the Company—Restrictions on Liens” and the Attributable Debt in respect of all Sale and Leaseback Transactions pursuant to clause (2) under “—Certain Covenants of the Company—Restrictions on Sale and Leaseback Transactions” in existence at such time does not at the time exceed 15% of Consolidated Net Tangible Assets.

Certain Definitions

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges or any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company’s latest audited consolidated balance sheet contained in the Company’s most recent annual report to its stockholders prior to the time as of which “Consolidated Net Tangible Assets” will be determined.

“Operating Property” means any manufacturing or processing plant, warehouse or distribution center, together with the land upon which it is situated located within the United States or in Canada and owned and operated now or hereafter by the Company or any Restricted Subsidiary and having a net book value on the date as of which the determination is being made of more than 1.0% of Consolidated Net Tangible Assets other than property which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole.

“United States” and “U.S.” means the United States of America (including the States and the District of Columbia), its territories and its possessions and other areas subject to its jurisdiction.

Form, Exchange and Transfer

As the Exchange Notes will be represented by one or more global securities, the Exchange Notes will not be transferable or exchangeable except in the limited circumstances set forth in the indenture.

Further, if the Company redeems, in whole or in part, the Exchange Notes, the Company will not be required to (i) register, transfer or exchange any Exchange Note during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of any Exchange Notes selected for redemption and ending at the close of business on the day of such transmission or (ii) register, transfer or exchange any Exchange Note so selected for redemption in whole or in part, except the unredeemed portion of any Exchange Note being redeemed in part.

Payment and Paying Agents

Payment of interest on an Exchange Note on any interest payment date will be made to the person in whose name such Exchange Note (or one or more predecessor securities) is registered at the close of business on the record date for such interest.

The trustee will initially act as paying agent for the Exchange Notes. We may change the paying agent without prior notice to the holders of the Exchange Notes, and we or any of our subsidiaries may act as paying agent. For so long as the Exchange Notes are represented by one or more global securities, all payments of principal, premium, if any, and interest will be made through the paying agent by wire transfer to DTC or its nominee, as the case may be, as the registered owner of the global securities. In the event that definitive notes are issued, all payments of principal and interest will be made through the paying agent by wire transfer to the accounts of the registered holders of such definitive notes; provided, that we may elect to make such payments at the office of the paying agent in Minneapolis, Minnesota or by check mailed to the registered holders.

Merger, Consolidation and Sale of Assets

The Company will not consolidate with or merge into another corporation or other entity or sell, convey, transfer or lease all or substantially all its assets to another corporation or other entity, unless:

(1)	the corporation or other entity formed by such consolidation or into which the Company is merged or to which such sale, conveyance, transfer or lease is made (A) is incorporated or otherwise organized under the laws of the United States, any state thereof or the District of Columbia and (B) expressly assumes, by supplemental indenture, executed and delivered by such corporation or other entity, all the obligations of the Company under the indenture and the Exchange Notes; and
(2)	immediately after giving effect to such consolidation, merger, sale, conveyance, transfer or lease, no default shall have occurred and be continuing.

Clause (2) of the immediately preceding sentence will not apply to (X) any sale, conveyance, transfer or lease between the Company and one or more of its subsidiaries, (Y) any merger of the Company into one of its subsidiaries or (Z) any merger of the Company into one of its affiliates for the purpose of reincorporating or reorganizing.

The surviving or successor entity formed by any such consolidation or into which the Company is so merged or to which such sale, conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such successor entity had been named as the Company in the indenture, and thereafter, except in the case of a lease, the Company will be relieved of and discharged from all obligations and covenants under the indenture and the Exchange Notes.

Events of Default

The indenture defines an event of default with respect to the Exchange Notes as being any one of the following events:

(1)	default for 30 days in any payment of interest on the Exchange Notes when due;
(2)	default in any payment of principal of the Exchange Notes when due whether at maturity, upon redemption, by declaration or otherwise;
(3)	default for 60 days after appropriate notice in performance of any other covenant or agreement in the indenture applicable to the Exchange Notes; or
(4)	certain events of bankruptcy, insolvency or reorganization.

If an event of default (other than an event of default described in clause (4) above) occurs and is continuing, the trustee or the holders of 25% or more in principal amount of the outstanding Exchange Notes may declare the principal of and accrued but unpaid interest on the Exchange Notes to be immediately due and payable. If an event of default described in clause (4) above occurs and is continuing with respect to the Exchange Notes, then the principal amount of and all accrued but unpaid interest on all of the Exchange Notes shall automatically, and without any declaration or any other action on the part of the trustee or any holder, become due and payable immediately.

Any event of default may be waived by the holders of a majority in principal amount of the outstanding Exchange Notes, except a failure to pay principal of or interest on the Exchange Notes.

The indenture requires the Company to file annually with the trustee an officer’s certificate as to the Company’s compliance with all conditions and covenants under the indenture. The indenture provides that the trustee will, within 90 days after the occurrence of a default or event of default in respect of the Exchange Notes known by it, transmit by mail to all holders of the Exchange Notes notice of such default or event of default, unless such default has been cured or waived. The trustee will be protected in withholding notice to the holders of the Exchange Notes of any default (except in payment of principal, premium or interest) if a responsible officer of the trustee in good faith determines that withholding of such notice is in the interests of the holders of the Exchange Notes.

If an event of default occurs and is continuing, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of the holders of the Exchange Notes unless such holders have offered to the trustee security or indemnity satisfactory to it. Subject to such provisions for indemnification and certain other rights of the trustee, the indenture provides that the holders of a majority in principal amount of the outstanding Exchange Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Exchange Notes. However, the indenture provides that the trustee need not take any action which would be unduly prejudicial to the holders not joining such direction.

No holder of an Exchange Note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless (1) such holder has previously given to the trustee written notice of one or more events of default, (2) the holders of not less than 25% in principal amount of the outstanding Exchange Notes have made a written request to the trustee to take action in respect of the matter, (3) such holders have offered to the trustee security and indemnity satisfactory to it, (4) the trustee, for 60 days after receipt of such notification, request and offer of indemnity, has failed to institute any such proceeding and (5) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Exchange Notes. However, the holder of an Exchange Note will have an absolute right to receive payment of the principal of and interest on such Exchange Note on or after the due dates expressed in such Exchange Note and to institute suit for the enforcement of any such payment.

Modification and Waiver

The indenture provides that, with the consent of the holders of a majority in aggregate principal amount of the outstanding Exchange Notes, the Company and the trustee may enter into an indenture or supplemental indentures for the purpose of modifying or changing the indenture or the rights of the holders of the Exchange Notes; provided, however, that no such supplemental indenture may, without the consent of the holder of each outstanding Exchange Note, (1) extend the stated maturity of the principal of, or any installment of interest on, any Exchange Note, (2) reduce the principal amount of or the interest on or any premium payable upon redemption of any Exchange Note, (3) change the place of payment where, or the currency in which the principal of and premium, if any, or interest on such Exchange Note is denominated or payable, (4) alter the provisions with respect to the redemption or repurchase of such Exchange Note, (5) reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of maturity, (6) impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), (7) reduce the percentage in principal amount of the outstanding Exchange Notes that is required for a supplemental indenture or waiver or (8) waive an event of default in the payment of principal of, or interest or premium, if any, on any Exchange Note.

The holders of at least a majority of the principal amount of the outstanding Exchange Notes may on behalf of the holders of all the Exchange Notes waive compliance by the Company with certain restrictive provisions of the indenture.

The indenture also permits the Company and the trustee to amend the indenture in certain circumstances, without the consent of the holders of the Exchange Notes, to evidence the merger of the Company or the replacement of the trustee and for certain other purposes.

Legal Defeasance and Covenant Defeasance

The indenture provides that, at the Company’s option, either (a) the Company will be deemed to have been discharged from its obligations with respect to the Exchange Notes on the first day after the applicable conditions set forth below have been satisfied or (b) the Company will be deemed to have effected covenant defeasance with respect to the Exchange Notes at any time after the applicable conditions set forth below have been satisfied:

(a)

the Company has deposited or caused to be deposited irrevocably with the trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Exchange Notes (i) money in an amount, or (ii) U.S. government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient to pay and discharge each installment of principal of and premium, if any, and interest on, the outstanding Exchange Notes on the dates such installments of interest or principal and premium are due, accompanied, except in the event of clause (i) of this subparagraph (a), by a report as to the sufficiency of the amount deposited from an independent certified accountant or other financial professional of national standing;

(b)

no default with respect to the Exchange Notes has occurred and is continuing on the date of such deposit (other than a default resulting from the borrowing of funds and the grant of any related lien to be applied to such deposit); and

(c)

the Company has delivered to the trustee an opinion of counsel to the effect that holders of the Exchange Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s exercise of its option and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such action had not been exercised and, in the case of the Exchange Notes being discharged accompanied by a ruling to that effect received from or published by the United States Internal Revenue Service (the “IRS”).

Satisfaction and Discharge

The indenture will be discharged, and will cease to be of further effect, as to the Exchange Notes when:

(a)	either:
(i)

all of the Exchange Notes that have been authenticated, except lost, stolen or destroyed Exchange Notes that have been replaced or paid and the Exchange Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, have been delivered to the trustee for cancellation; or

(ii)

all of the Exchange Notes that have not been delivered to the trustee for cancellation (A) have become due and payable, (B) will become due and payable at their stated maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption and, in the case of the provisions described in (A), (B) or (C), as applicable, of this clause (ii), the Company has irrevocably deposited or caused to be irrevocably deposited with the trustee or paying agent as trust funds in trust an amount sufficient to pay and discharge the entire indebtedness on the Exchange Notes for principal and premium, if any, and interest to the date of such deposit (in the case of Exchange Notes that have become due and payable) or the stated maturity or redemption date, as the case may be; and

(b)	the Company has paid or caused to be paid all other sums payable by it under the indenture with respect to the Exchange Notes.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture with respect to the Exchange Notes have been complied with.

The Trustee

Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., is the trustee for the Exchange Notes and for other outstanding debt securities of the Company. In the ordinary course of business, the trustee and affiliates of the trustee have engaged and may in the future engage in commercial banking transactions with the Company and its affiliates.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, and no director, officer, employee, incorporator, member or stockholder of or any subsidiary of the Company, as such, will have any liability for any obligations of the issuer under the Exchange Notes, or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the Exchange Notes, by accepting an Exchange Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Notices

Any notice required to be given to a holder of an Exchange Note may be mailed to the holder at such holder’s address appearing in the applicable security register; provided that in the event of suspension of regular mail service or by reason of any other cause it shall be impracticable to give notice by mail, then such notification as shall be given with the approval of the trustee shall constitute sufficient notice for every purpose under the indenture. Notice of any event (including any notice of redemption or repurchase) to a holder of an Exchange Note represented by a global security (whether by mail or otherwise) will be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee, including by electronic mail in accordance with accepted practices at DTC.

Book-Entry Delivery and Settlement

Global Certificates

We will issue the Exchange Notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC

Beneficial interest in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants at DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its participants are on file with the SEC.

All interests in a global certificate, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in the Exchange Notes represented by a global certificate to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise to take actions in respect of such beneficial interest, may be affected by the lack of a physical certificate evidencing such interest.

Except as provided below, owners of beneficial interests in the global certificates will not be entitled to have such global certificates, or any Exchange Notes represented thereby, registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered the registered owners or holders of such global certificates or any Exchange Notes represented thereby.

Any payments of principal or interest due on the Exchange Notes on any interest payment date or at maturity will be made available by us to the trustee by such date and as soon as possible thereafter will be payable by the trustee to DTC or its nominee in its capacity as the registered holder of the Exchange Notes represented by the global certificates. The trustee will treat the persons in whose names the Exchange Notes represented by the global certificates are registered as the owners thereof for the purpose of receiving such payments and for all other purposes. Consequently, neither the trustee nor we have or will have any responsibility or liability for (1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Exchange Notes represented by the global certificates, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Exchange Notes represented by the global certificates or (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities, is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Payments by DTC’s participants and indirect participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants rather than of DTC or the trustee.

Euroclear

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank, S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Exchange Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by Euroclear.

Clearstream

Clearstream is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to Exchange Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Governing Law

The indenture and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all the potential tax considerations relating to the Exchange Offer. This summary is based upon the provisions of the Internal Revenue Code, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and pronouncements, and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change or to different interpretations, possibly with retroactive effect, which may result in U.S. federal income tax consequences different than those set forth below.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks or other financial institutions, entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, regulated investment companies, real estate investment trusts, expatriates or former U.S. citizens or U.S. residents, insurance companies, brokers or dealers in securities or commodities, holders that use a mark-to-market method of accounting for their securities holdings, U.S. holders whose functional currency is not the U.S. dollar, holders subject to the alternative minimum tax, tax-exempt organizations, controlled foreign corporations (within the meaning of the Code), passive foreign investment companies (within the meaning of the Code), persons deemed to sell the notes under the constructive sale provisions of the Code, persons holding the notes in tax-deferred accounts, or persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction,” integrated security transaction or other risk reduction transaction. In addition, this summary is limited to persons that hold the notes as “capital assets” within the meaning of the Code (generally, property held for investment). This summary does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as the gift tax, the estate tax and the Medicare tax) or the effect of any applicable state, local or non-U.S. tax laws. This summary is not binding on the Internal Revenue Service, which we refer to as the IRS. We have not sought and will not seek any rulings from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court.

The exchange of Original Notes for Exchange Notes in the Exchange Offer should not constitute a taxable exchange of the Original Notes for U.S. federal income tax purposes. Rather, the Exchange Notes a holder receives should be treated as a continuation of the holder’s investment in the corresponding Original Notes surrendered in the exchange. Consequently, a holder should not recognize any taxable income, gain or loss upon the receipt of Exchange Notes pursuant to the Exchange Offer. The tax consequences of holding the Exchange Notes are identical to those of holding the Original Notes. Accordingly, when a holder exchanges an Original Note for an Exchange Note in the Exchange Offer, the holder will have the same adjusted basis and holding period in the Exchange Note as in the Original Note immediately before the exchange.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER OTHER U.S. FEDERAL TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR ANY APPLICABLE INCOME TAX TREATY.

PLAN OF DISTRIBUTION

If you want to participate in the Exchange Offer, you must represent, among other things, that you:

●	are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;
●	are acquiring the Exchange Notes in the ordinary course of your business;
●	have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and
●	are not an “affiliate” as defined under Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above under “Summary—The Exchange Offer—Resale of Exchange Notes” and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer will be deemed to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. Ecolab has agreed that, for a period of 90 days after the Expiration Date, it will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

Ecolab will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the Expiration Date, Ecolab will use commercially reasonable efforts to promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

THE EXCHANGE AGENT

D.F. King & Co., Inc. has been appointed as the Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Original Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at the address and telephone number set forth on the back cover of this prospectus.

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the Exchange Agent at the address and telephone numbers listed below. Holders of Original Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offer.

We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

The address for D.F. King & Co., Inc. is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokers call: (212) 269-5550
Call Toll Free: (800) 967-5019
Email: ecolab@dfking.com

Questions and requests for assistance related to the Exchange Offer or for additional copies of this prospectus may be directed to the Exchange Agent at the telephone number and address listed above.

TRANSMISSION OF INSTRUCTIONS TO AN ADDRESS, FACSIMILE NUMBER OR E-MAIL ADDRESS OTHER THAN THAT OF THE EXCHANGE AGENT AS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS DOES NOT CONSTITUTE VALID DELIVERY.

LEGAL MATTERS

Certain legal matters relating to the Exchange Notes offered hereby will be passed upon for us by Jones Day.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Ecolab Inc. for the three-month periods ended March 31, 2021 and 2020, the three- and six-month periods ended June 30, 2021 and 2020, and the three- and nine-month periods ended September 30, 2021 and 2020, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 6, 2021, August 5, 2021 and October 29, 2021, respectively, incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

OFFER TO EXCHANGE

PROSPECTUS

The Exchange Agent for the Exchange Offer is:

D.F. King & Co., Inc.

By Facsimile Transmission (Eligible Institutions Only):

(212) 709-3328
Attn: Michael Horthman

To confirm receipt of facsimile by telephone:

(212) 232-3233

By Regular, Registered or Certified Mail; Hand or Overnight Delivery:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Attn: Michael Horthman

Banks and Brokers call: (212) 269-5550
Call Toll Free: (800) 967-5019
E-mail: ecolab@dfking.com

Requests for additional copies of this prospectus may be directed to the Exchange Agent at the address or telephone number set forth above. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offer.

Until December 7, 2021, all dealers that effect transactions in the Exchange Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.